UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2011

GENESIS BIOPHARMA, INC.
(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 N. Sepulveda Blvd., #632
Manhattan Beach, CA 90266
(Address of principal executive offices)

Not Applicable.
 (former name or former address, if changed since last report)

(866) 963-2220
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, Genesis Biopharma, Inc., a Nevada corporation (the “Company”), appointed Anthony Cataldo as the Company’s new President and Chief Executive Officer, and Michael Handelman as the Company’s new Treasurer, Chief Financial Officer and Secretary.  The Company is currently in discussions with each of Mr. Cataldo and Mr. Handelman regarding the terms and conditions of their respective appointments.

In addition, on February 7, 2011, both Messrs. Cataldo and Handelman were also appointed as additional members to the Company’s Board of Directors.

Anthony J. Cataldo, 58, currently serves as the Chairman, Chief Executive Officer and a Director of Oxis International, Inc. (“Oxis”), a position that he has held since March 2009.  Oxis is a public company engaged in the research, development and sale of products that counteract the harmful effects of “oxidative stress.” Mr. Cataldo served as Chief Executive Officer and Chairman of the Board of VoIP, Inc., a public company and provider of Voice over Internet Protocol (VoIP) communications, from September 2006 through April 2008.  Mr. Cataldo currently also is the Chief Executive Officer and Chairman of the Board of Green St. Energy, Inc., a public company that intends to enter the alternative energy business.  Mr. Cataldo joined Green St. Energy, Inc, in September 2008. From October 2003 through August 2006, Mr. Cataldo has served as non-executive Chairman of the Board of Directors of BrandPartners Group, Inc., a public company provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions. Mr. Cataldo also served as non-executive Co-Chairman of the board of MultiCell Technologies, Inc., a public company supplier of functional, non-tumorigenic immortalized human hepatocytes, from February 2005 through July 2006. Mr. Cataldo has also served as Executive Chairman of Calypte Biomedical Corporation, a publicly traded biotechnology company, involved in the development and sale of urine based HIV-1 screening tests from May 2002 through November 2004. Prior to that, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the Executive Producer or Producer of several motion pictures.  From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies.

Michael Handelman, 52, currently serves as the Chief Financial Officer of Oxis International, Inc., a position that he has held since March 1, 2010.  Mr. Handelman was a financial management consultant to Oxis from August 2009 until March 2010. Before joining Oxis, from November 2004 until July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., a developing technology and manufacturing company.  Prior to that, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a California start-up manufacturing company, and from July 1999 to September 2002 as Vice President and Chief Financial Officer of Janex International, a children’s toy manufacturer.  Mr. Handelman has also been the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise.  Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

In connection with the appointments of Messers. Cataldo and Handelman as new directors and executive officers of the Company, on February 7, 2011 the Company accepted the resignations of the following individuals:

•	Robert T. Brooke, resigned as the Company’s President, Chief Executive Officer and as a member of the Company’s Board of Directors;

•	Richard McKilligan, resigned as the Company’s Secretary, Treasurer, Chief Financial Officer and as a member of the Company’s Board of Directors; and

•	Mark J. Ahn, resigned as a member of the Company’s Board of Directors.

Neither Messrs. Brooke, McKilligan nor Ahn had any disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Concurrently with his resignation, Mr. Brooke entered into an Advisory Agreement with the Company on February 7, 2011. Pursuant to the agreement, Mr. Brooke agreed to provide to the Company advisory services related to the development of the Company’s therapeutic products for a period of one year beginning on February 7, 2011, for which he will receive a monthly cash compensation of $3,750. Pursuant to the advisory agreement, Mr. Brooke agreed to submit for cancellation 1,500,000 shares of the Company’s common stock that he owns.

On February 7, 2011, the Company also entered into an Advisory Agreement with Richard McKilligan. Pursuant to the agreement, Mr. McKilligan has agreed provide to the Company with advisory services related to the Company’s financial accounting and reporting for a 3-month period beginning on February 7, 2011, for which he will receive a monthly cash compensation of $2,500.  The advisory agreement further requires Mr. Brooke to submit for cancellation 1,500,000 shares of the Company’s common stock that he owns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

Date: February 11, 2011	By:	/s/ ANTHONY CATALDO
Anthony Cataldo, Chief Executive Officer